Exhibit 21

Subsidiaries of Registrant

Blaze Minerals, LLC, a West Virginia limited liability company – 100% owned by Registrant

Blue Grove Coal, LLC, a West Virginia limited liability company – 100% owned by Registrant

Royal Ventures, LLC, a Delaware limited liability company – 100% owned by Registrant